EXHIBIT 99.1

November 15, 2005

IBERIABANK

Human Resources Department

200 West Congress

Lafayette, LA 70501

Phone: (337) 521-4041

To: ALL DIRECTORS AND EXECUTIVE OFFICERS of IBERIABANK CORPORATION

Re: Blackout Period During Transfer of Plan Trustee And Recordkeeper Services from Merrill Lynch to the Principal Financial Group

As required by Section 306 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and Rule 104 of Regulation BTR (17 CFR §245), IBERIABANK Corporation (“Company”) is providing this notice to inform you of an upcoming blackout period under the IBERIABANK Retirement Savings Plan, (“Plan”). During this blackout period, your ability to conduct transactions in Company securities will be restricted as described below. We expect the blackout period to begin at 3:00 p.m., Central Time, on December 22, 2005 and end the week of January 16, 2006. During this period a director or executive officer may obtain, without charge by contacting IBERIABANK’s Human Resources Department, information as to whether the blackout period has begun or ended.

The blackout period is necessary to transfer recordkeeping and trustee services for the Plan to the Principal Financial Group. During the blackout period, participants will be temporarily unable to direct or diversify investments in their individual accounts, rollover or transfer assets from the Plan to another plan, obtain in-service or hardship withdrawals, obtain Plan loans or obtain distributions from the Plan. Participants in the Plan have been notified of the blackout period.

This notice is to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act, you will be unable to trade in the Company’s common stock (including options and derivatives) during the blackout period for the Plan.

SEC rules require that during such blackout periods, executive officers and directors are prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of the Company acquired by the individual in connection with his or her service as an executive officer or director. “Equity securities” are defined broadly to include the Company’s common stock, options and other derivatives. Covered transactions are not limited to those involving direct ownership, but include any transaction in which the executive officer or director has a pecuniary interest (for example, transactions by your immediate family members living in your household).

Among other things, these rules prohibit exercising options granted to you in connection with your service as a director or executive officer, selling Company stock acquired pursuant to such options, and selling Company stock originally received as a restricted stock grant.

These rules apply in addition to the trading restrictions under the Company’s insider trading policy. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of these rules and the severity of the penalties and other remedies, please contact me before engaging in any transaction involving the Company’s securities during the blackout period.

If you have any questions about the blackout period, please feel free to contact me at the address above or by phone (337) 521-4041

Sincerely,

Greg Rizzuto

Compensation and Benefits Manager

IBERIABANK